EXHIBIT 99.1
EZCORP CFO TO RETIRE
AUSTIN, Texas (September 11, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today that Daniel N. Tonissen, Senior Vice President and Chief Financial Officer, will retire at the end of the calendar year.
Mr. Tonissen has been the Chief Financial Officer of EZCORP, and a member of its board of directors, since August 1994. During his time with EZCORP, Mr. Tonissen has directed and overseen all aspects of EZCORP’s finance function, including corporate finance, accounting, treasury, internal audit, and investor relations, and has also overseen the loss prevention, human resources, and information technology functions. Mr. Tonissen has been instrumental in EZCORP’s growth from 234 stores and $168 million in annual revenues to almost 900 stores in the U.S. and Mexico and over $500 million in annual revenues.
Joe Rotunda, EZCORP’s President and Chief Executive Officer, said “Dan Tonissen has been a key leader of EZCORP for 15 years. We have enjoyed the benefit of his financial acumen, wisdom, seasoned judgment, and leadership during this period of tremendous growth and development for our company. We are grateful for Dan’s valuable contributions to our success and wish him the very best in his well-deserved retirement.”
Mr. Rotunda continued, “We are also fortunate that Dan has been successful in developing a strong, robust finance and accounting organization. With the strength of this team and the long lead time until Dan’s retirement, we expect a smooth and efficient transition.”
Mr. Tonissen’s retirement from the company and the board of directors will be effective December 31, 2009.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of June 30, 2009, EZCORP operated a total of 897 locations in the U.S. and Mexico consisting of 370 U.S. pawnshops, 47 pawnshops in Mexico and 480 U.S. signature loan stores. EZCORP, as a near 30% stockholder, is also actively involved in the management of Albemarle & Bond Holdings PLC, the U.K.’s largest pawnbroking business with 115 stores.
For additional information, contact Investor Relations at (512) 314-2220.